Exhibit 3.1

Memorandum of Association

The Companies Act 1981

Section 7(1) and (2)

Marex Group Limited (202505104)

Filing Date	03-Oct-2025 09:05:01

General details

Type of company	Exempted

Company Name	Marex Group Limited

Entity type	Company Limited By Shares

Objects and provisions

The objects for which the Company is formed and incorporated are unrestricted only	Yes

Provisions regarding the powers of the Company	(i) has the powers of a natural person; (ii) subject to Section 42 of the Companies Act 1981 (the “Act”), has the power to issue preference shares which at the option of the holders thereof are liable to be redeemed; (iii) has the power to purchase its own shares in accordance with the provisions of Section 42A of the Act; (iv) has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Act.

Subscribers

Subscriber 1

Entity Name	Compass Administration Services Ltd.

Registration Number	31594

Has Bermudian status	Yes

Number of shares	1

Shareholdings

Currency	USD - United States Dollar

Authorised share capital	2.00

Declarations

The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.	Yes

The subscribers listed in this application respectively agreed to take such number of shares of the Company as may be allotted to them respectively by the provisional directors of the Company, not exceeding the number of shares for which they have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to them respectively.	Yes

Submitted By	COMPASS ADMINISTRATION SERVICES LTD. CAMILLA HALL
BERMUDA, CRAWFORD HOUSE, 50 CEDAR AVENUE, HAMILTON, PEMBROKE, HM 11